RESIGNATION
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         I, Neil Brouillette, President and a director of Expressions Graphics,
Inc., a Nevada corporation ("Corporation"), hereby tender and submit my resignation as President and a director of the Corporation; such resignations to be effective on the 28th day of December, 2001.

                                            /s/ Neil Brouillette
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                                            Neil Brouillette